EXHIBIT 10.19

April 12, 2002

Paul G. Allen
c/o William D. Savoy @ Vulcan Inc.
505 Fifth Avenue South, Suite 900
Seattle, Washington 98104

Re: Charter Put

     Reference is hereby made to (i) the Put Agreement (“TCI Bresnan Put Agreement”), dated as of February 14, 2000, by and between Paul G Allen, an individual (“Allen”), and TCI Bresnan LLC, a Delaware limited liability company (“TCI Bresnan”), and (ii) the Put Agreement (“TCID Michigan Put Agreement” and together with the TCI Bresnan Put Agreement, the “AT&T Put Agreements”), dated as of February 14, 2000 by and between Allen and TCID of Michigan, Inc., a Nevada corporation (“TCID Michigan” and together with TCI Bresnan, the “AT&T Holders”)

     1. Introduction. This letter agreement confirms our understanding with respect to certain matters relating to the Put Options of the AT&T Holders. This letter agreement will be binding when signed by Allen and the AT&T Holders. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned thereto in the AT&T Put Agreements.

     2. Notice with respect to the Put Options. In accordance with Section 2 of each of the AT&T Put Agreements, the AT&T Holders have delivered written notice of their intent to exercise the Put Options to sell to Allen or his designee, all of the AT&T Holders’ Put Units.

     3. Closing. The AT&T Holders and Allen hereby agree that the Closing shall take place on April 14, 2003 (the “Closing Date”) pursuant to Section 3.4 of the AT&T Put Agreements, unless the parties hereto have entered into a definitive written agreement setting forth the terms of an Alternative Settlement (as defined in the next paragraph) prior to such date. Each party hereto agrees that they will not assert any right of setoff or any defense to the Closing of the Put Options, including, without limitation, that the other party or parties hereto did not negotiate in good faith or that the Put Options were not properly exercised.

     4. Alternative Settlement. After the date hereof and until the Closing, the parties hereto shall negotiate in good faith possible alternatives to the Closing (the “Alternative Settlement”).

     5. Miscellaneous. The Miscellaneous provisions of the Put Agreements (Section 8) shall apply to and be incorporated into this letter agreement. Allen and the AT&T Holders will consult with each other in issuing any press release or otherwise making public statements with respect to the transactions contemplated by this letter agreement; provided, however, Allen, the AT&T Holders and AT&T Corp. shall be permitted, without advance consultation, to file such reports and make such disclosures which their counsel advise are required pursuant to the securities laws.

     If the foregoing reflects our agreement, please sign and return the duplicate copy of this letter agreement to the undersigned.

Sincerely,

TCI Bresnan LLC

By:

By: /s/ Michael P. Huseby

Name: Michael P. Huseby Title: Vice President

TCID of Michigan, Inc.

By: /s/ Michael P. Huseby

Name: Michael P. Huseby Title: Vice President

Acknowledge and Agreed to:

/s/ Paul G. Allen Paul G. Allen